GAIN Capital Announces Monthly Metrics for November 2015

Bedminster, New Jersey (December 10, 2015) - GAIN Capital Holdings, Inc. (NYSE: GCAP, “GAIN” or “the Company”) today reported certain operating metrics for the month of November 2015.

Retail Metrics

•	OTC average daily volume[1] of $10.9 billion, a decrease of 9.1% from October 2015 and 1.1% from November 2014.[2]

•	OTC trading volume[1] of $229.5 billion, a decrease of 13.2% from October 2015 and an increase of 3.8% from November 2014.[3]

•	Active OTC accounts[4] of 148,871, an increase of 0.4% from October 2015 and 57.5% from November 2014.[5]

•	Futures average daily contracts of 28,368, a decrease of 13.1% from October 2015 and an increase of 5.4% from November 2014.

•	Futures contracts of 567,369, a decrease of 17.2% from October 2015 and an increase of 10.9% from November 2014.

Institutional Metrics

•	GTX average daily volume[1] of $16.6 billion, an increase of 17.1% from October 2015 and a decrease of 9.6% from November 2014.

•	GTX volume[1] of $348.2 billion, an increase of 11.8% from October 2015 and a decrease of 5.1% from November 2014.

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1 U.S dollar equivalent of notional amounts traded.
2 OTC average daily volume decreased 26.7% from November 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
3 OTC trading volume decreased 23.0% from November 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).
4 OTC accounts that executed a transaction during the last 12 months.
5 Active OTC accounts increased 5.5% from November 2014 on a pro forma basis (simple pro forma addition of GAIN and City Index).

Historical metrics and financial information can be found on the Company’s investor relations website at http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN’s financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN Capital

GAIN Capital Holdings, Inc.  provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities.  GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Gain Capital Investor Relations
+1 908.731.0737
ir@gaincapital.com

Media Contact
Chris Mittendorf, Edelman for GAIN Capital
+1 212.704.8134
pr@gaincapital.com